EXHIBIT 99.1

Hawk Announces First Quarter 2006 Results
•	Net sales of $78.4 million set new quarterly record; records set in both friction products and precision components segments
•	Operations in Tulsa show improvement during the quarter

CLEVELAND, Ohio - May 2, 2006 - Hawk Corporation (AMEX: HWK) announced today that net sales for the first quarter of 2006 increased by 8.7% to $78.4 million, a quarterly record, from $72.1 million in the comparable prior year period. The $78.4 million of net sales in the first quarter of 2006 exceeded the Company’s previously issued guidance range of $74.0 million to $77.0 million.

The Company’s net sales benefited during the quarter from continued strong demand in a number of the Company’s end markets, continued market share gains and sales to new customer applications. The Company achieved double digit sales increases during the quarter in its construction and mining, heavy truck, friction performance automotive, fluid power, automotive and lawn and garden end markets during the quarter. The Company also experienced continued strong demand from its aerospace end market during the quarter. The effect of foreign currency exchange rates reduced reported net sales by 1.5% during the quarter.

Income from operations was $3.3 million in the first quarter of 2006, a decrease of $3.3 million, compared to $6.6 million in the comparable prior year period. The decrease was primarily the result of the continuing expected start-up costs at the Company’s Tulsa friction products facility and to a lesser extent, increased medical expenses, raw material cost increases and increased depreciation expense during the period. Partially offsetting this reduction in operating income during the first quarter of 2006 were significant operating improvements at the Company’s precision components segment. Income from operations in the first quarter of 2006 was marginally higher than the Company’s previously issued guidance range of $2.0 million to $3.0 million.

Adjusted income from operations in the 2006 first quarter of $3.3 million compares to adjusted income from operations of $8.4 million (Table 1) in the first quarter of 2005. Adjusted income from operation in the first quarter of 2005 excludes direct restructuring and loan forgiveness costs of $1.8 million incurred during the period. There were no comparable costs in the first quarter of 2006.

Ronald E. Weinberg, Hawk’s Chairman and CEO, said, “We are pleased with our 2006 first quarter results. We reported record sales during the quarter, we witnessed the beginning of the validation of our precision components technology initiatives with the introduction of several new products, and most importantly, we continued to experience progress in our new Tulsa facility.” Mr. Weinberg continued, “While there is much to be done in bringing the Tulsa facility to world-class operating standards, our production and delivery metrics have continued to improve during the last three months.”

The Company reported net income of $0.4 million, or $.04 per diluted share in the first quarter of 2006 compared to net income of $1.9 million, or $.21 per diluted share, in the comparable prior year period. The decrease is primarily attributable to the continued start-up costs associated with the Tulsa facility during the three months ended March 31, 2006.

Business Segment Results
Net sales in the friction products segment for the first quarter ended March 31, 2006 increased $4.7 million, or 10.6%, to $49.1 million from $44.4 million in the comparable prior year period, establishing a quarterly record for the segment. Primary drivers of this increase were strong demand in the construction and mining, heavy truck, performance automotive and aerospace markets, increased sales to the aftermarket as well as sales from new product applications to the construction and heavy truck markets. The effect of foreign currency exchange rates reduced the friction products segment’s reported net sales by 2.4% during the quarter.

For the first quarter ended March 31, 2006, income from operations in the friction products segment was $1.3 million, a decrease of $3.7 million from $5.0 million in the comparable prior year period. The decrease was the primarily the result of expenses incurred due to the continued start-up costs in Tulsa previously described. Adjusted income from operations of $1.3 million in the first quarter of 2006 compares to adjusted income from operations of $6.3 million (Table 1) in the comparable quarter of 2005.

Net sales in the Company’s friction products segment in the first quarter of 2006 of $49.1 million represented a 33.1% improvement compared to net sales in the fourth quarter of 2005 of $36.9 million, while income from operations for the first quarter of 2006 of $1.3 million compares to an adjusted loss from operations of $2.7 million, an improvement of $4.0 million (Table 2) from the fourth quarter of 2005. The improvement in the segment’s net sales and operating income during this sequential period is due primarily to operating improvements and increased production capabilities at the new facility in Tulsa.

In the Company’s precision components segment, net sales for the three months ended March 31, 2006 were up $2.8 million, or 12.3%, to $25.6 million, a quarterly record, from $22.8 million in the comparable prior period. The segment’s net sales increases were the result of strong end market demand and new product introductions, primarily in the fluid power, lawn and garden and automotive markets during the quarter.

Income from operations in the precision components segment in the first quarter of 2006 was $2.1 million, an increase of $1.1 million, or 110.0% from the comparable prior year period. During the first quarter of 2006, the segment benefited from changes in product mix, margin improvement from volume related absorption of overhead and operational improvements made at the segment’s Pennsylvania operations. The increase in operating income was partially offset by increased medical costs, raw material increases and increased depreciation expense relating to the segment’s new technology program implementation in the first quarter of 2006 compared to the first quarter of 2005. Adjusted income from operations of $2.1 million in the first quarter of 2006 compares to adjusted income of $1.5 million (Table 1) in the first quarter of 2005.

In the Company’s performance racing segment, net sales in the first quarter were $3.7 million, a decrease of $1.2 million or 24.5%, from $4.9 million in the comparable prior year period. The decrease resulted primarily from a realignment of the Company’s strategic customer focus and the timing of new product introductions. At the end of 2005, the Company made a significant change in the management of its driveline business operations, and in so doing began repositioning itself in the marketplace by increasing the level of engineering and product design capabilities while aligning itself with a new provider of premium gears for the racing market.

For the quarter ended March 31, 2006, loss from operations in the performance racing segment was $0.1 million compared to income of $0.5 million in the comparable prior year period primarily as a result of the reduced sales volumes. The adjusted loss from operations in the first quarter of 2006 of $0.1 million compares to adjusted income from operations of $0.6 million (Table 1) in the first quarter of 2005.

Working Capital and Liquidity
As of March 31, 2006, working capital levels increased by $11.3 million from December 31, 2005 levels primarily resulting from increased accounts receivable and inventory levels in response to the sales increase during the first quarter of 2006, payment of senior note interest of $4.8 million during the quarter and payments of the 2005 annual incentive compensation and profit sharing payments during the quarter. Net sales in the first quarter of 2006 were $18.7 million or 31.3% higher than the fourth quarter of 2005. The net increase in working capital was funded by borrowings under the Company’s revolving credit facility. As of March 31, 2006, the Company had $15.3 million outstanding under its revolving credit facility. As of March 31, 2006, the Company has $12.3 million available for additional borrowings under its revolving credit facility.

Business Outlook
Hawk reaffirms its previously issued guidance expecting net sales for the full year 2006 to be between $290.0 million and $300.0 million, or an increase of between 9.3% and 13.0% compared to net sales for the full year 2005 of $265.4 million, and income from operations to increase to a range of $23.0 million to $25.0 million in 2006, or an increase of between 49.4% to 62.3%, from adjusted income from operations of $15.4 million for the full year 2005. Included in the guidance of operating income is consolidated depreciation and amortization expense for 2006 of approximately $13.0 million. As a result of the above factors, the Company continues to expect, as disclosed in previously issued releases, earnings for 2006 to be in a range of $.80 to $.90 cents per diluted common share on approximately 9.4 million fully diluted shares.

In the second quarter of 2006, the Company expects net sales to be in a range of $73.0 million to $77.0 million, an increase of between 3.0% and 8.6% from net sales reported in the second quarter of 2005 of $70.9 million.

Hawk expects income from operations in the second quarter of 2006 to be between $3.5 million and $7.0 million, or a decrease of between 53.3% and 6.7% as compared to second quarter 2005 adjusted income from operations of $7.5 million (Table 3). The second quarter 2006 forecast is impacted by the continuation of expected continued start-up costs in the Tulsa facility and increases in commodity prices.

The Company
Hawk Corporation is a leading worldwide supplier of highly engineered products. Its friction products group is a leading supplier of friction materials for brakes, clutches and transmissions used in airplanes, trucks, construction equipment, farm equipment, recreational and performance automotive vehicles. Through its precision components group, the Company is a leading supplier of powder metal and metal injected molded components used in industrial, consumer and other applications, such as pumps, motors and transmissions, lawn and garden equipment, appliances, small hand tools, trucks and telecommunications equipment. The Company’s performance racing group manufactures clutches and gearboxes for motorsport applications and performance automotive markets. Headquartered in Cleveland, Ohio, Hawk has approximately 1,800 employees at 17 manufacturing, research, sales and administrative sites in 5 countries.

Forward-Looking Statements
This press release includes forward-looking statements concerning sales, market share, foreign operations, working capital and other statements that involve risks and uncertainties. These forward-looking statements are based upon management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company and which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to: continuing impact of operational inefficiencies at the Tulsa friction products facility; the ability to hire and train qualified people at the Company’s new friction products facility; the ability to achieve the projected cost savings at the new facility, including whether the cost savings can be achieved in a timely manner; the effect of any interruption in the Company’s supply of raw materials or a substantial increase in the price of raw materials; the impact on the Company’s gross profit margins as a result of changes in product mix; the ability of the Company to begin generating profits from its powder metal facility in China; the effect of other manufacturers who compete with the Company transferring manufacturing operations to China and other lower wage locations; the effect on the Company’s international operations of unexpected changes in legal and regulatory requirements, export restrictions, currency controls, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political and economic instability, difficulty in accounts receivable collection and potentially adverse tax consequences; the effect of foreign currency exchange rates as the Company’s non-U.S. sales continue to increase; the ability of the Company to meet the terms of its credit facilities, including the numerous financial covenants and other restrictions; the Company’s vulnerability to adverse general economic and industry conditions and competition; the ability of the Company to successfully negotiate new agreements, as they expire, with its unions representing certain of its employees, on terms favorable to the Company without experiencing work stoppages; the ability of the Company to utilize tax loss carryforwards in future periods; whether or not the Company’s motor segment will be sold and if sold whether the sale can take place in the time or at the price projected by the Company; and, the continuity of business relationships with major customers.

Actual results and events may differ significantly from those projected in the forward-looking statements. Reference is made to Hawk’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2005, its quarterly reports on Form 10-Q, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Conference Call
A live Internet broadcast of the Company’s conference call discussing quarterly results can be accessed via the investor relations page on Hawk Corporation’s web site (www.hawkcorp.com) on Tuesday, May 2, 2006 at 2:00 p.m. Eastern time. An archive of the call will be available shortly after the end of the conference call on the investor relations page of the Company’s web site.

Contact Information
Joseph J. Levanduski, Vice President & CFO
(216) 861-3553

Thomas A. Gilbride, Vice President - Finance
(216) 861-3553

Investor Relations Contact Information
John Baldissera, BPC Financial Marketing
(800) 368-1217

Hawk Corporation is online at: http://www.hawkcorp.com/

HAWK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2006	2005
Net sales	$78,374	$72,071
Cost of sales	64,057	53,385
Gross profit	14,317	18,686

Selling, technical and administrative expenses	10,933	11,206
Restructuring costs		731
Amortization of intangibles	127	184
Total expenses	11,060	12,121

Income from operations	3,257	6,565

Interest expense	(2,812)	(2,616)
Interest income	9	10
Other (expense) income, net	125	(151)

Income from continuing operations before income taxes	579	3,808
Income tax provision	259	1,937

Income from continuing operations	320	1,871
Income from discontinued operations, net of tax	84	73

Net income	$404	$1,944

Diluted earnings per share:
Earnings from continuing operations	$.03	$.20
Discontinued operations, net of tax	.01	.01
Earnings per diluted share	$.04	$.21

Diluted shares outstanding	9,513	9,232

	Three Months Ended March 31,
Segment data:	2006	2005
Net sales
Friction products	$49,087	$44,393
Precision components	25,557	22,799
Performance racing	3,730	4,879
Total	$78,374	$72,071

Gross profit
Friction products	$8,259	$12,585
Precision components	5,265	4,692
Performance racing	793	1,409
Total	$14,317	$18,686

Depreciation and amortization:
Friction products	$1,719	$1,801
Precision components	1,273	1,012
Performance racing	58	57
Total	$3,050	$2,870

Income (loss) from operations:
Friction products	$1,302	$5,017
Precision components	2,062	1,030
Performance racing	(107)	518
Total	$3,257	$6,565

Adjusted income (loss) from operations (Table 1):
Friction products	$1,302	$6,341
Precision components	2,062	1,473
Performance racing	(107)	582
Total	$3,257	$8,396

Reconciliation of Financial Measures

This earnings release discloses income from operations, income from operations per diluted share and adjusted income from operations (income from operations before restructuring, employee benefit curtailment and loan forgiveness costs) for each business segment or for the Company in total, each of which excludes amounts that differ from the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most comparable GAAP measure is included below in this earnings release. Management believes that these financial measures are useful to investors because they exclude the Company’s non-recurring restructuring and other costs, allowing investors to more easily compare the Company’s financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of the Company and each of its business segments.

Table 1
Adjusted income from operations Three months ended March 31,
	Income (loss) from operations, as reported (GAAP)		Restructuring costs		Other costs [1]		Adjusted income (loss) from operations
	2006	2005	2006	2005	2006	2005	2006	2005
Friction products	$1,302	$5,017		$$731		$593	$1,302	$6,341
Precision components	2,062	1,030				443	2,062	1,473
Performance racing	(107)	518				64	(107)	582
Total pre-tax	$3,257	$6,565		$731		$$1,100	$3,257	$8,396
Operating margin	4.2%	9.2%					4.2%	11.7%

1. Other costs include loan forgiveness costs.

Table 2
Adjusted income from operations Three months ended
	Income (loss) from operations, as reported (GAAP)		Restructuring costs[1]		Other costs		Adjusted income (loss) from operations
	3/31/06	12/31/05	3/31/06	12/31/05	3/31/06	12/31/05	3/31/06	12/31/05
Friction products	$1,302	$(3,828)		$1,176			$$1,302	$(2,652)

1.	Restructuring costs in this table for the fourth quarter ended December 31, 2005 include $0.1 million classified in the Company’s Consolidated Statement of Income as Cost of sales items.

Table 3
Projected adjusted income from operations Three months ended (in millions)
	Income from operations, as reported (GAAP)		Restructuring costs		Other costs		Adjusted income from operations
	6/30/06E	6/30/05	6/30/06E	6/30/05	6/30/06E	6/30/05	6/30/06E		6/30/05
Total	$3.5 - 7.0	$6.2		$1.3			$	$ 3.5 - 7.0	$7.5

HAWK CORPORATION
CONSOLIDATED BALANCE SHEET (Unaudited)
(in thousands)

	March 31,	December 31,
	2006	2005
ASSETS
Current assets
Cash and cash equivalents	$9,055	$7,111
Accounts receivable	47,093	36,225
Inventories	49,493	46,379
Taxes receivable	347	347
Deferred tax asset	4,576	4,430
Other current assets	4,920	5,660
Assets held for sale	1,644	1,644
Assets of discontinued operations	3,910	3,633
Total current assets	121,038	105,429

Property, plant and equipment, net	71,053	70,918

Goodwill	32,495	32,495
Other intangible assets	8,309	8,435
Deferred income taxes	916	916
Other assets	7,921	8,035
	49,641	49,881
Total assets	$241,732	$226,228

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$36,893	$30,444
Other accrued expenses	17,406	19,629
Short-term debt	1,408	1,386
Current portion of long-term debt	272	307
Liabilities of discontinued operations	3,432	3,334
Total current liabilities	59,411	55,100

Long-term debt	126,053	115,892
Deferred income taxes	900	885
Pension liabilities	10,443	10,522
Other	3,243	3,113
Shareholders’ equity	41,682	40,716

Total liabilities and shareholders’ equity	$241,732	$226,228

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